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Press Release                                                Deutsche Bank @
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CONTACTS:          Marc Lingnau                        Stephen Davidson
                   Press Office                        Investor Relations
                   212-469-3993                        212-469-7125
                   marc.lingnau@db.com                 stephen.c.davidson@db.com

                     DEUTSCHE BANK COMPLETES ACQUISITION OF
                     NATIONAL DISCOUNT BROKERS GROUP, INC.

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NEW YORK, December 1, 2000 - Deutsche Bank AG today announced the completion of its acquisition of National Discount Brokers Group, Inc. (NYSE: NDB). Its wholly owned subsidiary, Deutsche Acquisition Corp. merged with NDB at 11:59 p.m. last night. Under the terms of the merger, all remaining stockholders of NDB will receive $49 in cash upon surrender of the certificates for their shares to a paying agent appointed for that purpose. A notice of merger and letter of transmittal for surrendering shares will be mailed shortly to those holders of NDB common stock who did not tender their shares in the recently concluded tender offer.

For Deutsche Bank, the transaction marks an important step toward enhancing its global equities capabilities. Deutsche Bank will now make markets in more than 4,000 NASDAQ and OTC securities and will be, by volume, one of the five largest NASDAQ market makers. In addition, Deutsche Bank also benefits from NDB's trading technology platform.

The transaction also combines two complementary online brokerage operations. NDB.com, recently ranked #1 in Barron's Best of Online Brokers survey in 2000, has 268,900 customer accounts and $11.2 billion in customer assets. Deutsche Bank's online brokerage, Brokerage 24, is already a leading brokerage in Europe.

"This combination greatly strengthens our global equities platform," said Kevin Parker, Global Head of Cash Equities, Sales and Trading at Deutsche Bank. "NDB's businesses and highly regarded management, combined with Deutsche Bank's Global Equities franchise, will be a powerful force in the NASDAQ."

With over EUR995 billion in assets as of September 30, 2000 and approximately 93,000 employees, Deutsche Bank offers its clients unparalleled financial services throughout the world. It ranks among the leaders in asset management, capital markets, corporate finance, custody, cash management and private banking. Deutsche Bank is divided into five major business units: Global Corporates and Institutions, Global Technology and Services, Asset Management, Corporates and Real Estates and Private and Retail Banking.